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               FIRST CAPITAL, INC. REPORTS SECOND QUARTER RESULTS

Corydon, Indiana--July 24, 2009. First Capital, Inc. (NASDAQ: FCAP - news), the holding company for First Harrison Bank (the "Bank"), today reported net income of $398,000 or $0.14 per diluted share for the six months ended June 30, 2009, compared to $1.8 million or $0.63 per diluted share for the same period in 2008.

The decrease in earnings is primarily due to increases in the provision for loan losses and in noninterest expense.

Net interest income after provision for loan losses decreased $1.6 million for the six months ended June 30, 2009 as compared to the six months ended June 30, 2008. Interest income decreased $1.5 million when comparing the two periods as the average tax-equivalent yield of interest-earning assets decreased from 6.31% during the six months ended June 30, 2008 to 5.64% for the same period in 2009. This yield reduction was caused by a general decline in market interest rates as well as the reversal of previously accrued interest of $77,000 on two commercial credits with balances totaling $4.5 million. Interest expense decreased $1.5 million as the average cost of interest-bearing liabilities decreased from 3.14% to 2.34% when comparing the same two periods. The provision for loan losses increased from $738,000 during the six months ended June 30, 2008 to $2.4 million for the six months ended June 30, 2009. This increase was primarily to allocate specific reserves on the previously mentioned two commercial credits as well as to adjust for weakened general economic conditions such as depreciating collateral values, job losses and continued pressures on household budgets in the Bank's market area.

Noninterest income decreased $101,000 for the six months ended June 30, 2009 as compared to the same period in 2008. Service charges on deposit accounts decreased $137,000 when comparing the two periods. This was partially offset by an increase of $74,000 in gains on the sale of mortgage loans as the Bank originated and sold $26.6 million of mortgage loans into the secondary market during the six months ended June 30, 2009 compared to originations of $15.2 million during the same period in 2008.

Noninterest expenses increased $686,000 as compared to the six months ended June 30, 2008. Other operating expenses increased $499,000 when comparing the six months ended June 30, 2009 and June 30, 2008. The increase in other operating expenses was primarily due to a $445,000 increase in FDIC deposit insurance premiums. This included the special assessment imposed on all banks by the FDIC effective June 30, 2009.

For the quarter ended June 30, 2009, the Company recognized a net loss of $405,000 or $0.15 per diluted share compared to net income of $889,000 or $0.32 for the same period in 2008.

Net interest income after provision for loan loss decreased $1.6 million during the quarter ended June 30, 2009 compared to the same period in 2008. Interest income decreased $795,000 when comparing the two periods, due to a decrease in the average tax-equivalent yield on interest-earning assets from 6.25% during the quarter ended June 30, 2008 to 5.51% in the same period of 2009 primarily due to the items previously mentioned. Interest expense decreased $645,000 as the average cost of interest-bearing liabilities decreased from 2.93% to 2.26% when comparing the same two periods. The provision for loan losses increased from $513,000 for the quarter ended June 30, 2008 to $2.0 million for the same period in 2008.

Noninterest income decreased $29,000 for the quarter ended June 30, 2009 as compared to the quarter ended June 30, 2008. The decrease was primarily due to a $72,000 decrease in service charges on deposits partially offset by an increase of $62,000 in the gain on the sale of mortgage loans.

Noninterest expenses increased $537,000 when comparing the three months ended June 30, 2009 to the same period in 2008, primarily due to an increase in other operating expenses of $403,000. FDIC deposit insurance premiums increased $365,000 in the same quarter-to-quarter comparison.

Total assets as of June 30, 2009 were $449.3 million compared to $458.6 million at December 31, 2008. The primary factors behind this decrease were decreases in cash and cash equivalents and net loans receivable of $7.7 million and $5.6 million, respectively. Federal Home Loan Bank advances and deposits decreased $4.8 million and $2.7 million, respectively during the same period. At June 30, 2009, the Bank was considered well-capitalized under applicable federal regulatory capital guidelines.


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First Harrison Bank recently added its thirteenth office with the opening of the
Lanesville, Indiana location. This is added to the twelve offices in the Indiana communities of Corydon, Edwardsville, Greenville, Floyds Knobs, Hardinsburg, Palmyra, New Albany, New Salisbury, Jeffersonville and Salem. Access to First Harrison Bank accounts, including online banking and electronic bill payments, is available anywhere with Internet access through the Bank's website at www.firstharrison.com. First Harrison Financial Services, a division of the Bank, offers non-FDIC insured investments to compliment the Bank's offering of traditional banking products and services.

This release may contain forward-looking statements within the meaning of the federal securities laws. These statements are not historical facts; rather, they are statements based on the Company's current expectations regarding its business strategies and their intended results and its future performance. Forward-looking statements are preceded by terms such as "expects," "believes," "anticipates," "intends" and similar expressions.

Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties could cause or contribute to the Company's actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements. Factors that may cause or contribute to these differences include, without limitation, general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; and other factors disclosed periodically in the Company's filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

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
                                        FIRST CAPITAL, INC. AND SUBSIDIARY
                                 Consolidated Financial Highlights (Unaudited)

                                                                     Six Months Ended                    Three Months Ended
                                                                         June 30,                              June 30,
OPERATING DATA                                                    2009             2008                  2009           2008
 (Dollars in thousands, except per share data)                    ----             ----                  ----           ----
Total interest income                                          $   11,615     $   13,121              $   5,672     $    6,467
Total interest expense                                              4,278          5,816                  2,054          2,699
                                                              ---------------------------            ---------------------------
Net interest income                                                 7,337          7,305                  3,618          3,768
Provision for loan losses                                           2,384            738                  1,959            513
                                                              ---------------------------            ---------------------------
Net interest income after provision for loan losses                 4,953          6,567                  1,659          3,255

Total non-interest income                                           1,700          1,801                    894            923
Total non-interest expense                                          6,469          5,783                  3,438          2,901
                                                              ---------------------------            ---------------------------
Income (loss) before income taxes                                     184          2,585                   (885)         1,277
Income tax expense (benefit)                                         (220)           797                   (484)           388
                                                              ---------------------------            ---------------------------
Net income (loss)                                              $      404     $    1,788              $    (401)    $      889
Less net income attributable to the noncontrolling interest             6              -                      4              -
                                                              ---------------------------            ---------------------------
Net income (loss) attributable to First Capital, Inc.          $      398     $    1,788              $    (405)    $      889
                                                              ===========================            ===========================
Net income (loss) per share attributable to
   First Capital, Inc. common shareholders:
   Basic                                                       $     0.14     $     0.64              $   (0.15)    $     0.32
                                                              ===========================            ===========================
   Diluted                                                     $     0.14     $     0.63              $   (0.15)    $     0.32
                                                              ===========================            ===========================
Weighted average common shares outstanding:
   Basic                                                        2,782,052      2,804,940               2,774,901     2,802,727
   Diluted                                                      2,794,385      2,820,170               2,789,018     2,816,620

OTHER FINANCIAL DATA
Cash dividends per share                                       $     0.36     $     0.35              $     0.18    $     0.18
Return on average assets (annualized)                                0.18%          0.78%                  -0.36%         0.78%
Return on average equity (annualized)                                1.66%          7.67%                  -3.38%         7.59%
Net interest margin                                                  3.60%          3.57%                   3.56%         3.69%
Net overhead expense as a percentage
  of average assets (annualized)                                     2.85%          2.54%                   3.04%         2.55%


                                                               June 30,       December 31,
BALANCE SHEET INFORMATION                                        2009             2008
    (in thousands)                                               ----             ----

Cash and cash equivalents                                       $ 14,472        $ 22,149
Investment securities                                             83,290          82,819
Gross loans                                                      321,128         325,047
Allowance for loan losses                                          4,345           2,662
Earning assets                                                   411,976         417,938
Total assets                                                     449,344         458,625
Deposits                                                         353,189         355,891
FHLB debt                                                         43,030          47,830
Repurchase agreements                                              3,822           4,552
Stockholders' equity, net of noncontrolling interest              46,600          47,522
Non-performing assets:
  Nonaccrual loans                                                 9,545           4,441
  Accruing loans past due 90 days                                    937           1,092
  Foreclosed real estate                                             900             881
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Contact:
--------
Chris Frederick
Chief Financial Officer
812-734-3464